    As filed with the Securities and Exchange Commission on January 11, 2001

                                                      Registration No. 333-50516
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                         POST-EFFECTIVE AMENDMENT NO. 2
                                  ON FORM S-8
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933*

                          --------------------------

                           NEWMONT MINING CORPORATION

             (Exact name of Registrant as Specified in its Charter)

                                                                      1700 Lincoln Street
             Delaware                     13-2526632                 Denver, Colorado 80203
(State or Other Jurisdiction of        (I.R.S. Employer         (Address of Principal Executive
 Incorporation or Organization)       Identification No.)                   Offices)

    Battle Mountain Gold Company 1994 Long-Term Incentive Plan (Amended and
                                   Restated)
    Battle Mountain Gold Company Nonqualified Stock Option Plan for Outside
                                   Directors
 Options Granted Pursuant to the Combination Agreement between Battle Mountain
                   Gold Company and Hemlo Gold Mines, Inc.
                   (Hemlo Gold Mines Inc. Stock Option Plan)
      Battle Mountain Gold Company 1988 Deferred Income Stock Option Plan
              Battle Mountain Gold Company 1985 Stock Option Plan
           Battle Mountain Canada Ltd. 1997 Long-Term Incentive Plan
                           (Full titles of the plans)

                            ------------------------

                            Timothy J. Schmitt, Esq.
                           Newmont Mining Corporation
                              1700 Lincoln Street
                             Denver, Colorado 80203

                    (Name and Address of Agent for Service)

                                 (303) 863-7414
         (Telephone number, including area code, of agent for service)

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                Proposed Maximum        Proposed Maximum
Title of Each Class of Securities        Amount to be            Offering Price            Aggregate              Amount of
        to be Registered                Registered(1)              Per Share             Offering Price       Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.60 par value          850,000 shares                 N/A                     N/A                     (2)
 per shares (and associated
 Preferred Stock Purchase Rights)
===============================================================================================================================

* Filed as a Post-Effective Amendment on Form S-8 to such Registration Statement pursuant to the procedure described herein. See "Introductory Statement."

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the plans (the "Plans") listed above. In addition, $1,442,000 in shares is issuable in connection with certain performance units under the 1994 Long Term Incentive Plan and was estimated based on the closing price of Newmont common stock on January 10, 2001.
(2) Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing with the Securities and Exchange Commission (the "Commission") of (a) the preliminary proxy materials on Schedule 14A of Battle Mountain Gold Company ("Battle Mountain") on July 21, 2000 and (b) the Registration Statement on Form S-4 of Newmont Mining Corporation ("Newmont") (File No. 333-50516) on November 22, 2000, as amended by the post-effective amendment dated December 4, 2000 (the "Form S-4").

                             INTRODUCTORY STATEMENT

          Newmont hereby amends the Form S-4 by filing this Post Effective Amendment No. 2 on Form S-8 relating to approximately 850,000 shares of common stock, par value $1.60 per share, of Newmont ("Newmont Common Stock"), issuable by Newmont in connection with the Plan or upon the exercise of options granted under the Plans which became options to purchase Newmont Common Stock as described below. All such shares of Newmont Common Stock were originally registered pursuant to the Form S-4. No additional options will be issued pursuant to such Plans.

          On January 10, 2001, Bounty Merger Corp., a Nevada corporation and a wholly owned subsidiary of Newmont ("Merger Sub"), was merged (the "Merger") with and into Battle Mountain pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 21, 2000, among Newmont, Merger Sub and Battle Mountain, and on January 10, 2001, Articles of Arrangement were filed in accordance with the Ontario Business Corporation Act (the "Arrangement") pursuant to the Arrangement Agreement, dated as of June 21, 2000 (the "Arrangement Agreement"), among Newmont, Merger Sub, Battle Mountain and Battle Mountain Canada Ltd., an Ontario corporation ("Battle Mountain Canada"). Pursuant to the Merger Agreement and the Arrangement Agreement, when the Merger was consummated (the "Effective Time"), among other things, each share of common stock of Battle Mountain and each exchangeable share of Battle Mountain Canada issued and outstanding immediately prior to the Effective Time was converted into the right to receive 0.105 shares (the "Exchange Ratio") of Newmont Common Stock.

          Pursuant to the Merger Agreement and the Arrangement Agreement and the consummation of the Merger and Arrangement, the outstanding stock options granted under the Plans (the "Options") are no longer exercisable for the common stock of Battle Mountain or the exchangeable shares of Battle Mountain Canada, as applicable, but, instead, are exercisable for Newmont Common Stock for a number of shares and at an exercise price adjusted to reflect the Exchange Ratio, as set forth in the Merger Agreement.

                                    PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

          The following documents previously filed by Newmont with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

     (a) Newmont's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999 (as amended November 22, 2000);

     (b) Newmont's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000;

     (c) Newmont's Current Reports on Form 8-K dated May 16, 2000, June 30, 2000, September 6, 2000 and December 5, 2000;

     (d) The description of Newmont Common Stock contained in Newmont's Registration Statement for its Common Stock filed under the Exchange Act including any amendment or report filed for the purpose of updating such description; and

     (e) The description of preferred stock purchase rights contained in Newmont's Registration Statement on Form 8-A dated September 6, 2000, including any amendment or report filed to update such description.

          All documents subsequently filed by Newmont pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

           Not applicable.

Item 5.    Interests of Named Experts and Counsel.

           Not applicable.

Item 6.    Indemnification of Directors and Officers.

           Previously filed.  (See Item 20 of the S-4).

Item 7.    Exemption from Registration Claimed.

           Not applicable.

Item 8.    Exhibits.

5.1          Opinion of White & Case LLP.

23.1         Consent of Arthur Andersen LLP.

23.2 Consent of White & Case LLP regarding its opinion on authorization of shares (included in Exhibit 5.1).

24.1         Powers of Attorney (previously filed as Exhibit 24.1 to the S-4).



Item 9.    Undertakings.

           A.  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 11th day of January, 2001.

                              NEWMONT MINING CORPORATION

                              By: /s/ Timothy J. Schmitt
                                 -------------------------------------
                                  Name:  Timothy J. Schmitt
                                  Title:  Vice President and Secretary

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

               *                        Chairman and Chief Executive Officer
--------------------------------        (Principal Executive Officer)
        Wayne W. Murdy

                *                       Senior Vice President and Chief
--------------------------------        Financial Officer
        Bruce D. Hansen                 (Principal Financial Officer)


                *                       Vice President and Controller
--------------------------------        (Principal Accounting Officer)
        Linda K. Wheeler


VINCENT A. CALCARCO    )     ROBIN A. PLUMBRIDGE          )
RONALD C. CAMBRE       )     ROBERT H. QUENON             )
JAMES T. CURRY, JR.    )     A. QURESHI                   )     Board of
JOSEPH P. FLANNERY     )     MICHAEL K. REILLY            )     Directors*
LEO I. HIGDON, JR.     )     JAMES V. TARANIK             )
ROBERT J. MILLER       )     WILLIAM I. M. TURNER, JR.    )
WAYNE W. MURDY         )

-----------------
* Timothy J. Schmitt, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                   /s/ Timothy J. Schmitt
                                   -----------------------------
                                   Timothy J. Schmitt
                                   Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION

5.1             Opinion of White & Case LLP.

23.1            Consent of Arthur Andersen LLP.

23.2 Consent of White & Case LLP regarding its opinion on authorization of shares (included in Exhibit 5.1).

24.1            Powers of Attorney (previously filed as Exhibit 24.1 to the
                S-4).